UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 3, 2018 (September 27, 2018)

HERITAGE GLOBAL INC.

(Exact name of registrant as specified in its charter)

Florida	0-17973	59-2291344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12625 High Bluff Drive, Suite 305, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 847-0656

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 27, 2018, Heritage Global Inc. (the “Company”) entered into a secured promissory note and business loan agreement (the “Credit Facility”) with First Choice Bank, for a $1.5 million revolving line of credit. The Credit Facility matures on October 5, 2019 and replaces a related party secured promissory note with an entity owned by certain executive officers of the Company totaling $1.5 million. The Company is permitted to use the proceeds of the loan solely for its business operations.

The Credit Facility accrues at a variable interest rate, which is equal to the rate of interest last quoted by The Wall Street Journal as the “prime rate,” not to be less than 5.25% per annum, with a minimum interest charge of $100.00 per month. The Company will pay interest on the Credit Facility in regular monthly payments, beginning on November 5, 2018. The Company may prepay the Credit Facility without penalty, subject to the minimum monthly interest charge.

The Company is the borrower, with certain of the subsidiaries of the Company as guarantors under the Credit Facility. The Credit Facility is secured by a first priority security interest in all of the Company’s and its certain subsidiaries’ current and future tangible and intangible assets, inventory, chattel paper, accounts, equipment and general intangibles.

The availability of draws under the Credit Facility is conditioned, among other things, on the compliance with certain customary representations and warranties, including the preparation of timely financial statements, payment of taxes and disclosure of all material legal or administrative proceedings. The agreement governing the Credit Facility also contains customary affirmative covenants regarding, among other things, the maintenance of records, compliance with governmental requirements, timely submission of all filings with the Securities and Exchange Commission and payment of taxes.

The Credit Facility contains certain customary financial covenants and negative covenants that, among other things, include restrictions on the Company’s ability to create, incur or assume indebtedness for borrowed money, including capital leases or to sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of the Company’s assets.

This summary is qualified in its entirety by reference to the full text of the secured promissory note and business loan agreement, which are attached hereto as Exhibit 10.1 and 10.2, and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

On September 27, 2018, the Company terminated a related party secured promissory note with an entity (the “Entity”) owned by Ross and Kirk Dove, two of our executive officers, for a revolving line of credit (the “Agreement”) with an aggregate borrowing capacity of $1.5 million. Interest under the Agreement was charged at a variable rate. Aggregate loans under the Agreement up to $1.0 million incurred interest at a variable rate per annum based on the rate charged to the Entity by its bank plus 2.0%. Amounts outstanding at any time in excess of $1.0 million incurred interest at 8.0% per annum. The promissory note matured at the earlier of (i) three years from the date of the Agreement, (ii) the termination of the Entity’s line of credit with its bank, or (iii) forty-five (45) days following the date the Company closed a new credit facility with a financial institution. Principal under the Agreement was available on demand with written request to the Entity, if Entity determined in its reasonable discretion that the disbursement was reasonable and necessary.

The Company had promised to pay the Entity an annual commitment fee equal to 1.0% of the maximum borrowing capacity, paid monthly. The Entity was also entitled to receive a share of the profits, and was liable for a share of the losses, incurred in connection with principal transactions that were both undertaken by the Company on or after January 1, 2017, and consummated on or prior to the maturity date. The Agreement provided the Entity with a first priority secured position on the Company’s assets.

The Agreement contained no financial covenants, and the Company incurred no early termination penalties pursuant to the termination of the Agreement.

This summary is qualified in its entirety by reference to the full text of the Agreement, which was filed as Exhibit 10.1 to the Current Report Form 8-K filed with the SEC on December 27, 2016. The disclosure in Item 1.01 of this Current Report on Form 8-K regarding the Credit Facility is incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this Current Report on Form 8-K regarding the Credit Facility is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

No.	Description

10.1

Secured Promissory Note by and between Heritage Global Inc. and First Choice Bank, effective as of September 27, 2018 (incorporated by reference to our Current Report on Form 8-K (File No. 000-17973) filled on December 27, 2016)

10.2	Business Loan Agreement by and between Heritage Global Inc. and First Choice Bank, effective as of September 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2018	HERITAGE GLOBAL INC.
(Registrant)

	By:	/s/ Scott A. West
Scott A. West
Chief Financial Officer
(principal financial officer)